Exhibit 10.1

May 23, 2011

Bruce Goldstein

County Counsel

Office of the Sonoma County Counsel

575 Administration Drive

Dear Mr. Goldstein:

This letter confirms our mutual understanding of the implementation of certain Sections of the Memorandum of Agreement (“MOA”) dated March 18, 2008 between Sonoma County and the Dry Creek Rancheria Band of Pomo Indians (“Tribe”), as detailed below, and that such understanding and implementation meet the requirements of the subsections indicated. Capitalized terms that are not defined in this letter shall have the meanings ascribed to them in the MOA.

1.  The parties previously memorialized their mutual understanding regarding the implementation of Section XVI Revenue and Mitigation Costs of the MOA, in a letter dated May 28, 2010 (the “May 2010 Letter”), pursuant to which the parties acknowledged that:

a.                                       Under subsection 16.4.1, the Tribe fulfilled its obligation to pay the “Initial Installment” of $7,500,000; and

b.                                      Under subsection 16.4.4, the Tribe fulfilled its obligation to pay the first additional installment by June 30, 2009, of $2,800,000; and agreed that

c.                                       Under subsection 16.4.5, due to the fact that Phase I of the Resort Project (“Phase I”) had not yet opened, the Tribe will fulfill its obligations by paying the County on or before June 30, 2011, the sum of $3,500,000, together with certain payments annually and upon the opening of Phase I of the Resort Project (the “Opening”), as the Opening is defined in said subparagraph.

2.  Due to the fact that Phase I still has not yet opened and may not be opened for several years, if ever, and that a portion of the payments  scheduled were in contemplation of such opening because of expected increased revenues from the operation of Phase I facilities and the anticipated increased burdens created by the expansion of gaming and hospitality activities under Phase I, the parties now wish to further adjust the implementation of Section XVI as follows:

a.  The balance of any and all funds to be paid under the MOA from this date forward, including any amounts to be paid on the Opening, and any adjustments or increases with respect thereto, up to the total of no more and no less than $75,000,000 (excluding any obligations that may occur pursuant to subsection 16.12) provided for therein that was to constitute the maximum amount due under the MOA, will be paid as provided for below.

b.  In lieu of any other payments in the MOA (except on the Opening, as provided in the next subparagraph), and commencing on June 30, 2011, and continuing on June 30 of each year thereafter through the end of the Term, the Tribe will pay to the County the sum of Three Million Five Hundred Thousand Dollars ($3,500,000).  All examples in subsection 16.4.7 shall be revised accordingly.

c.  In the event of an Opening within the Term, the parties shall calculate the difference between all payments made from the beginning of the MOA through such Opening Date and the sum of Seventy Five Million Dollars ($75,000,000) (the “Deferred Amount”) and, if the Opening Date is less than a year from the end of the Term, the Tribe shall pay one-half of the Deferred Amount upon the Opening Date and the balance at the end of the Term.  If more than one year remains between the Opening Date and the end of the Term, the Deferred Amount shall be amortized into equal annual payments over the number of years remaining, plus one if the Opening Date occurs before June 30 of that year, and the Tribe shall pay the first payment thereof upon the Opening date and the remaining annual amortized payments commencing on the June 30 next following the Opening date, and on each June 30 thereafter through the end of the Term. If the Opening Date does not occur prior to the end of the Term, the Deferred Amount shall be paid by June 30, 2020, unless the MOA is properly reopened as provided for under the Reopener provision referenced below, and an alternative payment schedule is agreed upon by the parties.  The Parties agree to meet and negotiate in good faith in the event either party requests that the Reopener provisions be considered. The Deferred Amount shall be determined without regard to Transient Occupancy Tax equivalent payments to be made after the opening of a hotel before the end of the Term. In summary, in the event the Tribe has an Opening before the end of the Term, it will have paid the County a total amount during the Term of no more and no less than $75,000,000 (excluding any obligations that may occur pursuant to subsection 16.12) or such amount as may be the subject of any agreements reached under the Reopener provisions.

3.                                       Compliance and payment in accordance with the foregoing clarifying adjustments, in lieu of any other purported payment requirements and due dates under said subsections, shall not constitute a breach or default of the MOA.  This implementation plan is based on the acknowledgment by both the County and Tribe that, if applicable, neither side intends to institute the Reopener Provisions under Section XVII based upon developments as of the date of this letter.

4.                                       Under Section VII Alcohol License and Emergency Access Road the Tribe is obligated to construct an Emergency Access Road. The parties acknowledge that title to the Dugan Property was transferred to the United States in trust for the benefit of the Tribe on November 30, 2010 and, pending cessation of the current rainy season and absent an alternate time to which the parties have mutually agreed in writing, under subsection 7.4 the time to commence construction of the Emergency Access Road will occur in the Spring 2011; however both parties have expressed a preference that the Emergency Access Road be constructed over the Alternate Road Site identified by the Tribe. Because the Tribe is currently in negotiations to finance acquisition of the property (the “Alternate Property”) over which the Alternate Road Site would be constructed, it is in both parties’ interest to adjust the Emergency Access Road’s construction commencement date, and such date is hereby adjusted, to the later of 30 days following the end of the rainy season as determined by NOAA Fisheries or 60 days after the Tribe acquires the Alternate Property, which is pending in escrow, or said escrow has been finally terminated.  However, in no event shall the Emergency Road construction commencement date be extended beyond June 30, 2012.

5.                                       In the event the Tribe successfully acquires the Alternate Property, the Emergency Access Road will be designed in three phases: (i) from State Highway 128 through the Alternate Property to the property line at the Dugan Property (“Phase 1”); (ii) from the property line at the Dugan Property to the existing residence (the “Dugan Residence”) on the Dugan Property (“Phase 2”); and from the Dugan Residence to BIA 93 below the Casino (“Phase 3”) (such Phases being numbered for convenience only and not as an indication of the order of construction). This phasing shall not alter the requirement under MOA section 7.4 that the entire Emergency Access road, including portions on the Alternate Road site be completed within 365 days, or any other provisions of the Agreement.  In an effort to control costs while maintaining safe conditions, the parties agree that each of Phase 1 and Phase 3 may be designed in conformance with Sonoma County Code Sec. 13-31, Fire Safe Standards, which provides for grades up to twenty percent (20%) for distances not exceeding three hundred feet (300’) within any one thousand feet (1,000’) of road or driveway with an approved mitigation, and subsection 7.3 is modified to allow for such design element to be incorporated in the Emergency Access Road Plans. The Tribe shall provide such additional mitigation as may be required by the County under the applicable codes, including but not limited to Sonoma County Code sections 13-23 and 13-62, including but not limited to the construction of additional turnouts.  In addition, the Tribe shall provide a roadway transition at Hwy 128 that is in compliance with all State and Local regulations.  Further, because significant cost savings can be realized by constructing the Emergency Access Road at the Alternate Road Site and with the design standard provided above, upon submission of the Tribe’s Emergency Access Road Plans for the Alternate Road Site along with a cost estimate, the Tribe shall furnish the Construction Assurance Device required under subsection 7.8 in the principal amount, plus 7%, necessary to cover  the Emergency Access Road no later than 15 days prior to commencing construction, but the County shall give reasonable consideration to any proposal by the Tribe to provide such Device in a sufficient amount to cover the next 6 months of construction.

6.                                       The parties agree that the Tribe shall extend the time period for which the negotiated alcohol license conditions, contained in Exhibit D of the MOA (and the current ABC alcohol license), will remain in effect, for an additional three years, up to and including January 1, 2015.

7.                                       Except for the agreed upon MOA payment implementation plan under Section XVI stated above, the adjustments made to the Emergency Access Road provisions under Section VII, and the extension of the Alcohol License Conditions under Exhibit D (paragraph 20), no other implementation adjustments or any other changes have been made to the MOA.

By signing this letter below, each party confirms that it has the authority to consent and has agreed to the above MOA implementation plan.

Very truly yours,

	/s/Jerome L. Levine	Dated 5/25/2011
JEROME L. LEVINE
Attorney for Dry Creek Rancheria Band of Pomo Indians

/s/Harvey Hopkins
Harvey Hopkins, Chairman
Dry Creek Rancheria Band of Pomo Indians

/s/ Veronica Ferguson
Veronica Ferguson
County Administrator

Approved as to
Form and Content:

/s/Bruce Goldstein
BRUCE GOLDSTEIN
County Counsel
Office of the County Counsel
Attorneys for the County of Sonoma
County Counsel